Exhibit 10.32.1

PERSONAL & CONFIDENTIAL

February 23, 2018

Valdriene Licht

Singapore

Dear Valdriene:

ADDENDUM

Further to the offer letter dated January 31, 2018, the following will apply. All other terms and conditions will remain unchanged.

RELOCATION EXPENSES

The company will reimburse you the relocation expenses incurred during your recent move.

SECURITY DEPOSITS

The Company also will provide the security deposit on your rental property and car lease. However, the loss of this deposit due to damage will be your responsibility.  This amount is to be reimbursed back to the company at the end of the lease.

CAR ALLOWANCE

The company car allowance will be increased to $4,600.00 per month and will be delivered through the monthly payroll. This allowance is subjected to change as deemed appropriate by the company.

Once again, we welcome you to Ingredion and wish you the best in your new role.

Sincerely,

/s/ Christophe Lange

Christophe Lange

Vice President Human Resources, Asia Pacific

cc: Robert Simitz

Global Mobility

Deloitte

Angela Tan